Exhibit 10(e)(i)


                                 First Amendment
                                       to
                            The Liz Claiborne 401(k)
                         Savings and Profit Sharing Plan

                            (As Amended and Restated
           Effective as of January 1, 2002 to Include EGTRRA Changes)


     Pursuant to Section 13.2 of The Liz Claiborne 401(k) Savings and Profit Sharing Plan (As Amended and Restated Effective as of January 1, 2002 to Include EGTRRA Changes) (the "Plan"), the Plan is hereby amended in the following particulars.

     1. A new Article XVII is added to read as follows:

                                  "ARTICLE XVII
                     DIRECT ROLLOVERS OF PLAN DISTRIBUTIONS

     17.1. This Article XVII shall apply to distributions made after December 31, 2001.

     17.2. Modification of definition of eligible retirement plan. For purposes of the direct rollover provisions in Section 9.4 of the Plan, an eligible retirement plan shall also mean an annuity contract described in section 403(b) of the Code and an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code.

     17.3. Modification of definition of eligible rollover distribution to exclude hardship distributions. For purposes of the direct rollover provisions in Section 9.4 of the Plan, any amount that is distributed on account of hardship shall not be an eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan.

     17.4. Modification of definition of eligible rollover distribution to include after-tax employee contributions. For purposes of the direct rollover provisions in Section 9.4 of the Plan, a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible."


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     EXECUTED this ___ day of September, 2003, to be effective as of January 1,
2002.


                                                     LIZ CLAIBORNE, INC.


                                                     By: ______________________

                                                     Its: ______________________